INGERSOLL-RAND PLC
INCENTIVE STOCK PLAN OF 2007
(AMENDED AND RESTATED AS OF DECEMBER 1, 2010)

STOCK OPTION AWARD AGREEMENT
DATED AS OF [GRANT DATE]

Ingersoll-Rand plc (the “Company”) hereby grants to [insert name] (“Participant”) a non-qualified stock option (the “Option”) to purchase [insert number of shares subject to Option] ordinary shares of the Company (the “Shares”) at an exercise price of US$[insert option price] per Share, pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2007 (the “Plan”) and to such further terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Award Agreement.
1.Non-Qualified Stock Option.     The option to purchase Shares pursuant to the Option is granted as a “non-qualified stock option” within the meaning of the Code.
2.Vesting and Exercisability. Participant’s right to purchase Shares subject to the Option shall vest in three equal installments on each of the first three anniversaries of the date of grant, subject to Participant’s continued employment with the Company or an Affiliate on each such anniversary. Subject to the provisions below, the term of the Option shall be ten years from the date of grant. Participant’s rights with respect to the Option after termination of Participant’s employment shall be as set forth below:
(a)If Participant’s employment terminates by reason of voluntary resignation or a performance based termination, (including, but not limited to, poor performance or fit with the Company and/or an Affiliate or behavior or results that are incompatible with continued employment), Participant’s right to exercise vested Options will expire 90 days following termination of active employment and all unvested options shall be cancelled as of the date of termination of active employment;
(b)If Participant’s employment terminates involuntarily by reason of a group termination (including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of a facility) (a “Group Termination Event”), any unvested Options that would have vested within 12 months following such termination of active employment shall become fully vested, all other unvested Options shall be cancelled as of the date of termination of active employment and all vested Options shall remain exercisable for three years following termination of active employment;
(c)If Participant’s employment terminates involuntarily by reason of job elimination, substantial change in the nature of Participant’s position or job relocation, Participant shall have one year from the date of termination of active employment to exercise vested Options and all unvested options will be cancelled as of the date of termination of active employment;
(d)If Participant’s employment terminates due to death or disability, all unvested Options shall continue to vest according to their original vesting schedule and vested Options shall remain exercisable for three years following termination of employment;
(e)Notwithstanding the provisions of (a) through (d) above, if Participant’s employment terminates after attainment of age 55 with at least 5 years of service (“Retirement”), all unvested Options shall continue to vest according to their original vesting schedule and Participant shall have 5 years from the date of termination of active employment to exercise all vested Options;
(f)In the event Participant’s employment is terminated for cause (including fraud, malfeasance, felony conviction or violation of Company’s Code of Conduct), all Options, whether vested or unvested, shall be cancelled immediately;
(g)In no event shall any portion of the Options be exercisable more than ten years after the date of grant.
3.     Recoupment Provision. In the event that Participant commits fraud or engages in intentional misconduct that results in a need for the Company to restate its financial statements, then the Committee may direct the Company to (i) cancel any outstanding portion of the Options and (ii) recover all or a portion of the financial gain realized by Participant through exercise of the Options.
4.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means.
5.Acknowledgement & Acceptance within One Hundred Twenty (120) Days. This grant is subject to acceptance, within 120 days of the date of grant, by electronic acceptance through the website of UBS, the Company’s stock option administrator. Failure to accept the Option within one hundred twenty (120) days of the date of grant may result in cancellation of the Option.
Signed for and on behalf of the Company:

__________________________________
Michael W. Lamach
Chairman, President and CEO
Ingersoll-Rand plc

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933